Exhibit 10.2

AGREEMENT TO PERFORM
CONSTRUCTION MANAGEMENT SERVICES

Owner’s Initials
Construction Manager’s Initials

Owner’s Initials
Construction Manager’s Initials

AGREEMENT TO PERFORM CONSTRUCTION MANAGEMENT SERVICES

This AGREEMENT TO PERFORM CONSTRUCTION MANAGEMENT SERVICES (the “Agreement”) is made and entered into by and between Mandarin Drilling Corporation, a corporation organized under the laws of the Marshall Islands, having its registered office Trust Company Complex, Ajeltake Road, Ajeltake Island Majuro, Marshall Islands, MH 96960 (“Mandarin” or “Owner”), and Vantage International Management Company, a Cayman Islands exempted company, having its registered office at P.O. Box 309, Ugland House, Grand Cayman KY1-1104, Cayman Islands (“VIMCO” or “Construction Manager”); each individually referred to as a “Party” and collectively as the “Parties”.

W I T N E S S E T H:

WHEREAS, Mandarin is owned 45% by Vantage Deepwater Company, an affiliate of VIMCO, and the remaining 55% by F3 Capital; and

WHEREAS, on 13 September 2007 Mandarin, as Buyer, entered into a contract with Daewoo Shipbuilding & Marine Engineering Co., Ltd. (“Construction Contract”), a corporation organized and existing under the laws of the Republic of Korea, having its principal office at 85, Da-dong, Jung-gu, Seoul, Korea (“Daewoo” or “Builder”), to design, construct, launch, equip, commission and complete one (1) drillship, hull number H3601 (“the First Drillship”) at Daewoo’s shipyard located at Okpo, Koje Island, Korea (“Shipyard”); and

WHEREAS Mandarin (or its affiliates on its behalf) has entered into two further contracts with Daewoo to design, construct, launch, equip, commission and complete two (2) further drillships (the “Second Drillship” and the “Third Drillship” respectively) at the Shipyard. The First Drillship, the Second Drillship and the Third Drillship shall be collectively referred to as the “Drillships”, and each individually as a “Drillship”, and the design, construction, launch, commission and completion of the Drillships shall be referred to as the “Project”.

WHEREAS, Mandarin’s shareholders have determined that it is in their mutual best interest to have VIMCO provide Construction Management Services during the construction of the Drillships.

NOW THEREFORE, in consideration of these premises and the covenants, terms and conditions contained herein, Construction Manager hereby obligates itself to undertake the performance of the Construction Management Services and other work further described herein in accordance with this Agreement as follows:

This Agreement specifically includes the Construction Contract.  Unless otherwise stated, all definitions used in the Construction Contract shall apply in this Agreement.  If any conflict or inconsistency arises between any provisions of this Agreement and the Construction Contract, the provisions of this Agreement control.

Owner’s Initials
Construction Manager’s Initials

1.	General Provisions:

a.
Relationship of Parties.  The Construction Manager accepts the relationship of trust and confidence established with the Owner by this Agreement, and covenants with the Owner to furnish the Construction Manager's reasonable skill and judgment in furthering the interests of the Owner. The Construction Manager shall furnish construction administration and management services and use the Construction Manager's best efforts to perform its scope of work in an expeditious and economical manner consistent with the interests of the Owner. The Owner shall endeavor to promote harmony and cooperation among the Owner, Builder, Construction Manager and other persons or entities employed by the Owner for the Project.

b.
Independent Contractor. This Agreement shall not be deemed to constitute, create, give effect to, or otherwise recognize a joint venture, partnership, or formal business entity, other than that which may be subsequently created pursuant to the terms hereof.  During the term of this Agreement, the Parties shall be independent contractors, and, except as specifically set out and agreed, no Party shall have the right or authority to act on behalf of any other Party or to take any action that may bind another Party, without the prior written consent of such other Party.  Nothing in this Agreement shall be construed as a limitation of the power or rights of a Party to carry on its separate business for its sole benefit.  Additionally, nothing in this Agreement shall be construed as a transfer of any intellectual property rights.

c.
Cross Indemnity.EACH PARTY (AS THE “INDEMNIFYING PARTY”) DOES HEREBY AGREE TO INDEMNIFY, DEFEND AND HOLD THE OTHER PARTY, AND ITS AFFILIATES, AND THEIR STOCKHOLDERS, OFFICERS, AND EMPLOYEES (AS THE “INDEMNIFIED PARTIES”) HARMLESS OF, FROM AND AGAINST THE FULL AMOUNT OF ANY AND ALL LOSS, COST, EXPENSE OR LIABILITY OF ANY NATURE WHATSOEVER CAUSED BY OR ATTRIBUTABLE THE DIRECT OR INDIRECT BREACH OR NEGLIGENT PERFORMANCE OR FAILURE OR DELAY IN PERFORMANCE OF THIS AGREEMENT.

2.	Consideration.

2.1
In further consideration for the covenants, terms and conditions set forth herein and performance of the  services by the Construction Manager set forth in Article 3 below (the “Construction Manager Services”), the Owner shall pay the Construction Manager a fee of US$5,000,000 per annum pro rata for each Drillship (“Construction Manager’s Fee”) from the date the Builder begins constructing the Drillships  (or the date of this agreement, whichever is the later) until the date the final Drillship is delivered and accepted by the Owner.

Owner’s Initials
Construction Manager’s Initials

2.2
In respect of the calendar year ending on 31 December 2008, and in the case of the First Drillship only, the Owner shall pay the Construction Manager a fee of US$1,500,000. For all further calendar years the provisions set out clause 2.1 shall apply.

2.3	In addition to the Construction Manager’s Fee, the Owner shall reimburse the Construction Manager for all of its costs, including, but not limited to, the following (the “Reimbursable Costs”):

a.	Costs, including transportation, of materials and equipment incorporated or to be incorporated in the completed construction;

b.	Costs of the Construction Manager's personnel;

c.
That portion of the reasonable travel and subsistence expenses of the Construction Manager's personnel incurred while traveling in discharge of duties connected with the Construction Management Services;

d.
Reproduction costs, costs of telegrams, facsimile transmissions and long–distance telephone calls, postage and express delivery charges, telephone at the site and reasonable petty cash expenses of the Construction Manager;

e.	All taxes imposed by any governmental authority which are related to the Work and for which are incurred by the Construction Manager;

f.	Fees of any testing laboratories for tests reasonably necessary to ensure that the Builder’s work conforms with the Specifications;

g.
Legal, mediation and arbitration costs, other than those arising from disputes between the Owner and Construction Manager, reasonably incurred by the Construction Manager in the performance of the Construction Management Services;

h.	Expenses to obtain visas and other administrative costs in order to send employees to the Project;

i.	Expenses incurred in accordance with Construction Manager's standard personnel policy for relocation and temporary living allowances of personnel required for the Construction Management Services; and

j.	Other costs incurred by the Construction Manager in the performance of the Construction Management Services if and to the extent approved in advance in writing by the Owner.

Owner’s Initials
Construction Manager’s Initials

2.4
The Construction Manager’s Fee and Reimbursable Costs shall be paid by the Owner to the Construction Manager within thirty (30) days of receipt of a written request for payment from the Construction Manager.  If the Owner fails to pay any amount which is properly due and payable by it under this Agreement within 30 days of receipt of a written request for payment, the Construction Manager may charge the Owner interest on the overdue amount from the due date up to the date of actual payment, after as well as before judgment, at the rate of 8% per annum.  Such interest shall accrue on a daily basis and be compounded quarterly and the Owner shall pay the interest immediately on demand.

3.	Construction Manager’s Responsibilities.

3.1	The Construction Manager covenants with the Owner to provide sufficient organization, personnel and management to further the interests of the Owner in providing the following services:

a.
Administrative, management and related services as required to perform the Owner’s material obligations under the Construction Contract and in accordance with the Owner’s objectives for cost, time and quality;

b.
Monitor, supervise and approve the design, construction and testing of the Drillships and the procurement, delivery, installation and testing of all materials to be installed in and/or used on the Drillships;

c.
Prepare a budget to be approved by the Owner for the completion of the Project that covers the construction, fit out, spare parts, equipment, personnel, systems and training to ensure that the Drillships is properly constructed and prepared for operations;

d.
Remit payment of all construction costs incurred in construction of the Drillships that have been advanced by the Owner.  The Construction Manager is not responsible for payment of any costs that have not been advanced by the Owner;

e.
Schedule and conduct construction and progress meetings with the Builder, subcontractors, suppliers, and any other persons or entities to discuss such matters as procedures, progress, problems, scheduling and costs. The Construction Manager shall prepare and keep minutes of these meetings;

f.
Use best efforts to achieve satisfactory performance from the Builder.  The Construction Manager shall have sole management and control over the construction means, methods, sequences, and procedures employed by the Builder in completing construction of the Drillships and in acquisition of materials to used on and/or installed in the Drillships.

Owner’s Initials
Construction Manager’s Initials

g.	Use commercially reasonable efforts to ensure that the requirements of the Construction Contract and/or Specifications are being fulfilled by the Builder and its subcontractors;

h.
Approve all material amendments, modifications, and/or changes to the Construction Contract, Specifications, and/or design of each Drillship that the Construction Manager deems reasonably necessary for the completion of the construction of each Drillship;

i.
Review the safety programs developed by the Builder and verify the Builder has adequate safety programs in place for the Project.   The Construction Manager is not responsible for the safety of any employees or subcontractors of the Builder;

j.
Determine whether the work being performed by the Builder and its subcontractors is being performed in accordance with the requirements of the Construction Contract and Specifications. Use best efforts to guard the Owner against defects and deficiencies in the Builder’s work.  As appropriate, require special inspections and/or testing of Work not in accordance with the provisions of the Construction Contract and/or Specifications.  Provide written notices to the Builder of work which does not conform to the requirements of the Construction Contract and/or Specifications;

k.
Record the progress of the Project.  Submit written progress reports to the Owner by the 17th day of each month including information on the Builder’s work showing percentages of completion and the number and amounts of Change Orders, and, at least ten (10) days before the end of each quarter, submit a progress report to the Owner detailing the progress of the Project, contractual issues, and providing a forecast of the construction and other costs and expenses reasonably anticipated to be incurred over the following three (3) month period;

l.
Negotiate and enter into contracts for the delivery of all Owner Furnished Equipment, systems and equipment for the Project, including, but not limited to, all OFE and Buyer’s Supplies identified in the Construction Contract and/or Specifications;

m.	Obtain all necessary licenses, permits, authorizations, and other rights that are reasonably required in connection with the development, construction, equipping and operation of each Drillship;

n.	Notify the Owner of concerns that require the Owner’s input and provide advice regarding the manner in which to address the concerns;

o.	Enforce the obligations of the shipyard to maintain adequate builder’s risk insurance;

Owner’s Initials
Construction Manager’s Initials

p.	Participate in all sea trials and testing of each Drillship and major associated equipment; and

q.	Keep full records of all Reimbursable Costs and provide such records to the Owner at the Owner’s reasonable request.

3.2
The extent of the duties, responsibilities and limitations of authority of the Construction Manager as a representative of the Owner during construction shall not be modified or extended without the written consent of the Owner and the Construction Manager, which consent shall not be unreasonably withheld.

3.3	The Parties agree that the Construction Manager shall seek the written consent of the Owner prior to taking the following actions:

a.	Amending any agreement or committing to make any payment or incur any liability that would result in unbudgeted payments, liabilities or obligations in excess of $250,000.00;

b.	Amending any agreement or committing to take any action that may cause a delay in the delivery of the Drillship to the Owner;

c.	Borrowing any money or incurring any debt on behalf of the Owner;

d.	Causing a lien to be placed against any property or assets of the Owner; and

e.	Selling or otherwise disposing of any property or assets of the Owner.

4.	Quality of Construction Manager’s Services

The Construction Manager warrants to the Owner that the Construction Manager will perform the Construction Manager Services with reasonable care and skill and in accordance with generally recognized commercial practices and standards

5.	Owner’s Responsibilities. The Owner covenants with the Construction Manager to do the following:

1.	Maintain a bank account for the construction of the Drillships;

2.	Pay the Construction Manager the Construction Manager’s Fee and all Reimbursable Costs as set forth in Article 2 above;

3.	Advance all construction costs no later than five (5) business days before payment of such costs are due;

4.	Advance funds for each quarter no later than ten (10) business days after receipt of the quarterly forecast from the Construction Manager;

Owner’s Initials
Construction Manager’s Initials

5.
Provide supplemental payments as necessary to a maintain a minimum balance of $250,000.00 in excess of the quarterly advances to be provided as set forth above.  Such additional funds are to be used by the Construction Manager, in its sole discretion, as necessary to pay for deficiencies between the quarterly advances and the costs actually incurred in constructing the Drillships;

6.
Provide full information in a timely manner regarding the requirements of the Project, including a program which sets forth the Owner's objectives, constraints and criteria, including space requirements and relationships, flexibility and expandability requirements, special equipment and systems, and site requirements; and

7.	Furnish all required information and services as expeditiously as necessary for the orderly progress of the Construction Manager’s Services and the completion of the Project.

5.
Notice.  Any notice required or permitted under this Agreement may be personally delivered to any Party or may be served by telecopier (facsimile), by hand delivery to an authorized representative of a Party, or by overnight courier service to the following addresses:

To:      Vantage International Management Company
Construction Manager
1 Jalan Kilang Timor,
#07-01 Pacific Tech Centre,
Singapore 159303
Fax: +65-65770280

To:      Mandarin Drilling Corporation
Trust Company Complex
Ajeltake Road,
Ajeltake Island Majuro
Marshall Islands, MH 96960
Fax: +44 20 7481 4968

Any notice so sent or delivered in accordance with this Paragraph shall be conclusively deemed received by the Party to whom sent on the earlier of (i) actual receipt, or (ii) three (3) business days after said transmission or deposit.  Either Party may give reasonable notice to the other Party of any change of address at any time.

A notice by fax shall be deemed to have been received at the time of dispatch provided that if the day of dispatch is not a business day in the country of the addressee or if the time of dispatch is after close of business in the country of the addressee, it shall be deemed to have been received at the opening of the next business day.

Owner’s Initials
Construction Manager’s Initials

6.
Insurance.  Construction Manager shall provide insurance coverage for the death and bodily injury of its personnel (such as workmen’s compensation and employer’s liability) in accordance with applicable law.  Construction Manager does not have any obligation to provide any other insurance coverage and will not be responsible for any bodily injury, death, or property damage to any other person or entity’s employees or property unless Construction Manager’s sole gross negligence is the proximate cause of such bodily injury, death, or property damage.  Owner shall be responsible for maintaining all liability and property insurance coverage relating to any and all property damage of the Drillships, other property damage, or bodily injury or death of any person or employee not employed by Construction Manager.

8.
Termination.  Without prejudice to any other rights or remedies which the parties may have, either party may terminate this agreement without liability to the other on giving the other not less than 60 day written notice or immediately on giving notice to the other if:

a.
the other party commits a material breach of any of the terms of this agreement and (if such a breach is remediable) fails to remedy that breach within 30 days of that party being notified in writing of the breach; or

b.
the other party suspends, or threatens to suspend, payment of its debts, is unable to pay its debts as they fall due, admits inability to pay its debts or (being a company) is deemed unable to pay its debts within the meaning of Section 123 of the Insolvency Act 1986 (or such analogous legislation in the relevant jurisdiction of the party in question).

c.	a petition is filed, a notice is given, a resolution is passed, or an order is made, for or on connection with the winding up of that other party.

d.
an application is made to court, or an order is made, for the appointment of an administrator, a notice of intention to appoint an administrator is given, or an administrator is appointed over the other party; or

e.	a floating charge holder over the assets of that other party has become entitled to appoint, or has appointed, an administrative receiver; or

f.	a person becomes entitled to appoint a receiver over the assets of the other party, or a receiver is appointed over the assets of the other party; or

g.
a creditor or encumbrancer of the other party attaches or takes possession of, or a distress, execution, sequestration or other such process is levied or enforced on or sued against, the whole or any part of its assets and such attachment or process is not discharged within 14 days; or

Owner’s Initials
Construction Manager’s Initials

h.
any event occurs, or proceeding is taken, with respect to the other party in any jurisdiction to which it is subject that has an effect equivalent or similar to any of the events mentioned in clause 8(a) to clause 8(g) (inclusive); or

i.	the other party suspends or ceases, or threatens to suspend or cease, to carry on all or a substantial part of its business;

Provided the Construction Manager is not in default of this Agreement, on termination of this agreement the Owner shall pay the Construction Manager the Construction Manager’s Fee plus all Reimbursable Costs incurred up to the date of termination plus all Reimbursable Costs directly attributable to the termination including, but not limited to, all demobilization costs.

9.
Disputes.  The parties irrevocably agree that the courts of England in London have exclusive jurisdiction to settle any disputes or other matters whatsoever arising under or in connection with this Agreement (including a dispute relating to non-contractual obligations arising in connection with this Agreement) and any disputes or other such matters arising in connection with the negotiation, validity or enforceability of this Agreement or any part thereof, and the parties accordingly irrevocably and unconditionally submit to the jurisdiction of such courts.  Each party irrevocably consents to the service of process relating to any proceedings before the English courts in connection with this Agreement by mailing or delivering a copy of the process to its address as set forth in provision 5 above. The agreements contained in this paragraph shall be severable from the rest of this Agreement and shall remain valid, binding and in full force and shall continue to apply notwithstanding this Agreement or any part thereof being held to be avoided, rescinded, terminated, discharged, frustrated, invalid, unenforceable, illegal and/or otherwise of no effect for any reason.

10.	Law Governing. All questions relative to the execution, validity, interpretation and performance of this Agreement shall be governed by the laws of England.

11.
Assignments.  Neither party to this Agreement shall assign, sublet, or transfer any interest in this Agreement, either in whole or in part, without written consent of the other.  If either party attempts to make such an assignment without written consent, that Party shall nevertheless remain legally responsible for all obligations under this Agreement.

12.
Severability.  The provisions of this Agreement shall be deemed independent and severable, and the invalidity or partial invalidity or enforceability of any one provision or portion thereof shall not affect the validity or enforceability of any other provision hereof.

Owner’s Initials
Construction Manager’s Initials

13.	Offset. Each Party shall have the right to deduct from amounts which are due and payable to the other Party any amounts which are due and payable to it by the other Party.

14.
Waiver of Rights.  The waiver at any time by any Party of any act, condition or requirement provided in this Agreement shall not be deemed a continuing waiver or a waiver of the same act, condition or requirement in other instances.

15.	Binding Effect. This Agreement shall bind the Parties hereto and their respective successors and assigns.

16.
Entire Agreement.  This Contract, which includes this Agreement and any other documents incorporated herein by reference, represents the entire and integrated agreement between the Owner and the Construction Manager and supersedes all prior negotiations, representations or agreements, either written or oral. This Agreement may be amended only by written instrument signed by both the Owner and Construction Manager. If anything in any document incorporated into this Agreement is inconsistent with this Agreement, this Agreement shall govern.

17.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and together shall constitute but a single instrument.

18.
Compliance with Law.  At all times in the performance of the obligations set forth in this Agreement, the Parties shall comply fully with all applicable laws, regulations, executive orders and other applicable requirements of any governmental agencies having jurisdiction.

19.
Authority and Independent Counsel.  Each signatory to this Agreement represents that he/she has the authority to execute this Agreement on behalf of the purported entity identified below and agrees that the Party for which he/she signs has retained its own legal counsel and is relying upon its own legal counsel’s advice for all purposes in executing this Agreement.

IN WITNESS whereof the parties have executed this Agreement the day and year first above written.

SIGNED for and on behalf of		)
MANDARIN DRILLING CORPORATION		)
by	/s/ Hsin Chi Su	)
its duly authorized attorney		)
in the presence of:		)

Witness:	/s/ Richard Lee
Name:	Richard Lee
Address:	Flat 1, Unity Wharf, London SE1 2BH
Occupation:	Trader

Owner’s Initials
Construction Manager’s Initials

SIGNED for and on behalf of		)
VANTAGE INTERNATIONAL		)
MANAGEMENT COMPANY		)
by	/s/ Douglas Halkett	)
its duly authorized attorney		)
in the presence of:		)

Witness:	/s/ R.E. Martn
Name:	Remy Martn
Address:	101 Samson Court, Ruskin Road, Belvedere, Kent
Occupation:	Receptionist

Owner’s Initials
Construction Manager’s Initials